Exhibit 5.2

                                                                  April 10, 2001

Unigene Laboratories, Inc.
110 Little Falls Road
Fairfield, New Jersey 07004



Gentlemen:


     This opinion is being furnished to you in connection with the filing today of Amendment No. 2 to a Registration Statement on Form S-1, File No. 333-54048 (the "Registration Statement") being filed by Unigene Laboratories, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration for resale by Fusion Capital Fund II, LLC ("Fusion") of 1,668,991 additional (the "Additional Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"). We previously by our letter, dated February 8, 2001, furnished an opinion with respect to 7,331,009 of the 9,000,000 shares of Common Stock that are being registered by the Registration Statement.

     The Additional Shares that are being registered for resale by Fusion consist of:

     (a) 668,991 shares of Common Stock that have been issued to Fusion as addition compensation shares in consideration for its commitment, and

     (b) 1,000,000 shares of Common Stock that are issuable upon the exercise of a Warrant, dated as of March 31, 2001, issued to Fusion by the Company (the "Warrant") also as compensation for its commitment.

     For purposes of this opinion, we have examined the Registration Statement (including Amendment No. 1 and Amendment No. 2) and the relevant exhibits thereto, including:

         (1) the Common Stock Purchase Agreement, dated as of December 18, 2000, between the Company and Fusion,

         (2) the First Amendment to Common Stock Purchase Agreement, dated as of March 30, 2001, between the Company and Fusion (the "First Amendment"),

         (3) the Registration Rights Agreement, dated as of December 18, 2000, between the Company and Fusion,

         (4) the Registration Rights Agreement, dated as of March 30, 2001, between the Company and Fusion, and

     (e) the Warrant.

     We also have examined and relied upon a copy of the Company's Certificate of Incorporation, certified by the Secretary of State of the State of Delaware,


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and copies of the Company's By-Laws and certain resolutions adopted by the Board of Directors of the Company, each certified by the Corporate Secretary of the Company.

     We further have examined such other documents and made such other investigations as we have deemed necessary to form a basis for the opinion hereinafter expressed. In examining the foregoing documents, we have assumed the authenticity of documents submitted to us as originals, the genuineness of all signatures, the conformity to original documents of documents submitted to us as copies, and the accuracy of the representations and statements included therein.

     Based on the foregoing, we are of the opinion that:

         (1) the 2,000,000 Additional Shares that been issued to Fusion have been duly authorized and validly issued and are fully paid and nonassessable.

         (2) the 1,000,000 shares that are issuable upon the exercise of the Warrant have been duly authorized for issuance, and, if and when issued, sold and delivered by the Company to Fusion in accordance with the terms of the Warrant, will be validly issued, fully paid, and nonassessable.


               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part thereof under the heading "Legal Matters."

                                                         Very truly yours,



                                                         /s/ Covington & Burling
                                                         -----------------------
                                                         COVINGTON & BURLING